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                           [LETTERHEAD OF KPMG LLP]



                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Alliance Bancorp:

We consent to incorporation by reference in the Registration Statement
(No. 36-3811768) on Form S-8 of Alliance Bancorp of our report dated January 27, 1999, relating to the consolidated statements of financial condition of Alliance Bancorp and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998 and the year ended September 30, 1996, which report appears in the December 31, 1998 annual report on Form 10-K of Alliance Bancorp.

                                  \s\ KPMG LLP

Chicago, Illinois
March 12, 1999